EXHIBIT 1

(English Translation)
June 25, 2010
TO OUR SHAREHOLDERS:
Koichi Suzuki
Representative Director
Internet Initiative Japan Inc.
1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo, Japan

NOTICE OF RESOLUTIONS
AT THE 18TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

We hereby notify that at the 18th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“the company”) held today, the following items were reported and resolved.

                                                                                                                                                                                                                               Sincerely yours,

Subjects to be reported:

1. Business Report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the Board of company auditors for the 18th term (from April 1, 2009 to March 31, 2010)

2. Non-consolidated financial statements for the 18th term (from April 1, 2009 to March 31, 2010)
In this respect, the contents of the above two documents were reported.

Subjects to be resolved:
Item 1: Appropriation of Retained Earnings
This item was resolved as originally proposed. The dividends were determined as follows:
1. Type of dividend property
    Cash
2. Matters concerning allocation and total amount of dividend property
    The Company proposes to pay JPY 1,250 per share of common stock. In this case, the total amount of dividends is JPY 253,180,000.
3. Effective date of dividend payment
The Company proposes June 28, 2010 as the effective date of the dividend payment.

Item 2: Election of Eight Directors
This item was resolved as originally proposed.
The re-election of the following six Directors was resolved, Takamichi Miyoshi, Akihisa Watai, Yasurou Tanahashi, Takashi Hiroi, Senji Yamamoto and Shingo Oda.

The election of the following two new Directors was also resolved, Takeshi Kikuchi and Yoshifumi Nishikawa.

Item 3: Election of Two Auditors
This item was resolved as originally proposed.
The election of the following two new Company Auditors was resolved, Kazuhiro Ohira and Shunichi Kozasa.

Item 4: Grant of Retirement Allowance to Retired Directors and Retired Auditor
This item was resolved as originally proposed.

It was resolved that retirement allowance to retired Directors, Chiaki Furuya, Kazuhiro Tokita, Junichi Shimagami and Kiyoshi Ishida, and to retired full-time Company Auditor, Junichi Tate, be paid in accordance to their achievements as Directors and full-time Company Auditor. The amount of the retirement allowance will be determined, within a reasonable amount, in accordance with the prescribed by the Company. The determination of among other things, the amount, timing and method of retirement allowance payment, was entrusted to the Board of Directors with regard to the retiring Directors, and to the Board of Company Auditors with regard to the retiring full-time Company Auditor.

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